EXHIBIT G

DABNEY
- -------
RESNICK
INCORPORATED

150 SOUTH RODEO DRIVE,  SUITE 100, BEVERLY HILLS, CA 90212
310-246-3700  800-929-2299  FAX 310-246-3794


May 22, 1995


Florescue Family Corporation
701 S.E. 6th Avenue
Delray Beach, FL 33483


ATTN: Barry Florescue
      President


Gentlemen:


  This letter confirms our understanding that Florescue Family Corporation (which together with its subsidiaries and affiliates is hereinafter referred to as the "Company") has engaged Dabney/Resnick, Inc. ("D/R") to act as exclusive financial advisor to the Company with respect to the possible acquisition of Marietta Corporation ("Marietta" or the "Target"), through a subsidiary to be formed for the purposes of an acquisition ("Newco"), in one or a series of transactions, by merger, consolidation or any other business combination, in one or a series of transactions, by purchase involving all or a substantial amount of the business, securities or assets of the Target, or any transaction which is structured to substantially achieve the same result (each a "Transaction"), and the private placement of (i) approximately $10.0 million of debt securities (the "Notes"), (ii) a revolving credit and term facility of approximately $35.0 million (the "Revolver and Term Facility"), (iii) approximately $4.0 million of equity securities (the "Equity") and (iv) warrants to purchase up to 15.0% of the issued and outstanding common stock of Newco, on a fully diluted basis (the "Warrants"; and together with the Notes, the Revolver and Term Facility and the Equity, the "Financing").

  Section 1. Services to be Rendered. In connection with this engagement, D/R agrees to undertake certain services on your behalf including, to the extent requested by you: (i) assisting you in evaluating the Target;
(ii) advising on a proposed purchase price and form of consideration;
(iii) structuring a Transaction; and (iv) negotiating the financial aspects of any Transaction under your guidance. With respect to the proposed Financing, D/R's services to the Company will include: (i)

assistance in the preparation of a private placement memorandum describing the Company and the Target, its operations, its historical performance and its future prospects (the "Offering Materials"); (ii) assistance in structuring the proposed Financing and its terms; (iii) identifying and contacting selected qualified purchasers (the "Purchasers") of the proposed Financing and furnishing them, on behalf of the Company with copies of the Offering Materials; and (iv) negotiating the financial aspects of the proposed Financing under your guidance. Nothing contained herein constitutes a commitment on the part of D/R to purchase any securities.

  The Company acknowledges and agrees that D/R has been retained solely to provide the advice or services set forth in this Agreement. D/R shall act as an independent contractor, and any duties of D/R arising out of its engagement hereunder shall be owed solely to the Company. As D/R will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof and incorporated by reference herein.


Barry Florescue
President
Florescue Family Corporation
May 22, 1995
Page 2



  Section 2. Compensation. As compensation for services to be provided by D/R hereunder, Newco agrees to pay to D/R (i) a cash fee in an amount equal to 1.0% of the aggregate amount of consideration received by the Target and/or its shareholders (including the consideration paid with respect to the exercise or termination of options, warrants or other rights of conversion) and including in such consideration the amount of any debt securities assumed or preferred stock redeemed in connection with a Transaction, payable in cash promptly upon consummation of a Transaction; (ii) a cash fee equal to 4.0% of the principal amount of the Notes sold upon consummation of, and out of the proceeds of, the proposed Financing; (iii) a cash fee equal to 1.5% of the aggregate committed amount of the Revolver and Term Facility, less any such cash fee payable to the provider of the Revolver and Term Facility (provided that this fee shall not be less than zero), upon consummation of, and out of the proceeds of, the proposed Financing; (iv) a cash fee equal to 5.0% of the aggregate dollar amount of Equity sold upon consummation of, and out of the proceeds of, the proposed Financing; and (v) a warrant (in addition to, and on the same terms as, the Warrants) to purchase 5.0% of the issued and outstanding common stock of Newco on a fully diluted basis. Upon request by D/R from time to time, the Company agrees to reimburse D/R promptly for all out-of-pocket expenses (including without limitation all reasonable fees and expenses of counsel) incurred by D/R in connection with this engagement hereunder. Further, the Company will be responsible for all other expenses associated with the placement of the Financing, including, but not limited to, its own accounting and reasonable legal fees, printing and travel costs, and legal costs of the investors. Reimbursement of out-of-pocket expenses will be paid to D/R promptly by the Company whether or not the proposed Financing is consummated. D/R will be paid a cash deposit of $25,000 upon execution of this Agreement to be used to reimburse D/R for its out-of-pocket expenses and any unused amounts will be returned to the Company upon demand.


  In the event that the consideration in a Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for the purposes of calculating D/R's fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummaton of the Transaction; provided that, if such consideration includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation.


  A Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (1) the acquisition of a majority of the outstanding common stock of the Target by the Company calculated on a fully diluted basis; provided, however, that the compensation to be paid in accordance with Section 2 with respect to this subparagraph (i) shall be paid pro rata based upon the number of shares of common stock of the Target then acquired; (ii) a merger or consolidation of the Target with or into the Company or an affliate of the Company; (iii) the acquisition by the Company of substantially all of the Target's assets; or (iv) in the case of any other Transaction, the consummation thereof. The proposed Financing shall be deemed to have been consummated upon the closing thereof.


  In the event that a letter of intent or a definitive agreement is reached between the Company and the Target, and the Company, for any reason, is paid a break-up fee, topping fee or any other termination fee, D/R will be entitled to and paid the lesser of (a) $250,000 or (b) 25.0% of said fee.


  Should a Transaction not occur subsequent to the executon of this Agreement and the Company sells, exchanges or otherwise disposes of some or all of its shares in Target, to an unaffiliated third party or in the open market (collectively, a "Sale"), or should Target consummate a transaction with another party or complete a restructuring, leveraged buyout, or similar transaction (collectively, a "Target Transaction"), the Company shall pay to D/R an amount equal to 10% of the Net Profit earned over $13.00 on each share sold or exchanged or otherwise disposed of; provided, however, that such payment,


Barry Florescue
President
Florescue Family Corporation

May 22, 1995
Page 3

if due, shall not be less than $50,000.00 (fifty thousand dollars and 00 cents) in the aggregate. For the purposes of this engagement, "Net Profit" is defined as the aggregate consideration received per share by the Company in a Sale or pursuant to a Target Transaction plus any dividends received and any expenses reimbursed, minus the following related cost items divided by the aggregate number of shares transferred in a Sale or pursuant to a Target Transaction by the Company: (i) the aggregate purchase price of Target common stock by the Company; (ii) legal fees and expenses incurred by the Company; (iii) all fees paid to D/R; (iv) interest costs actually paid by the Company on any borrowings utilized to purchase or carry the shares; (v) commitment and other financing fees paid to others, including senior lenders, and reimbursement for out-of-pocket expenses, if paid; (vi) Securities and Exchange Commission filing fees; and (vii) printer and printing charges. In the event that the consideration received in a Sale or Target Transaction is not all cash, the non-cash portion (including any common equity retained in a Target Transaction) shall be valued at its fair market value as of the date of receipt and any publicly traded common equity held by the Company following a Target Transaction shall be valued at its closing price on the first day of ex-dividend (or ex-transaction, as appropriate) trading.

  Section 3. Term of Engagement. This Agreement may be terminated by either party hereto upon 2 days of written notice. Upon any termination or expiration of this Agreement, D/R will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above. Sections 2, 3, 5, 6, 9 and 10 of this Agreement and the indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

  In addition, if at any time prior to 12 months after the termination or expiration of this Agreement the Company enters into a financing transaction or transactions relating to the Target with proposed Purchasers introduced to the Company by D/R, D/R, in addition to any fee and expense reimbursement otherwise owing pursuant to Section 2 of this Agreement, shall be entitled to payment in full of the compensation described in Section 2 of this Agreement with respect to such financing transaction or transactions.

  Without limitation to the foregoing paragraph, it is understood that if the Company completes a transaction in lieu of the proposed Financing for which an advisor or agent would customarily be entitled to compensation, D/R and the Company will in good faith mutually agree upon acceptable compensation for D/R.

  Section 4. Cooperation. The Company will furnish D/R with all financial and other information and data as D/R believes appropriate in connection with its activities on the Company's behalf, and shall provide D/R full access to its officer, director and professional advisors. In addition, the Company will be responsible for preparing Offering Materials relating to the proposed Financing. The Company authorizes D/R to transmit the Offering Materials to prospective Purchasers of the proposed Financing, and represents and warrants that, subject to the last sentence of this paragraph, the Offering Materials, at all times through the closing, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company will promptly notify D/R if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to D/R.

  The Company recognizes and confirms that D/R, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources relating to the Target or supplied to it by or on behalf of the Company or its advisors, (ii) shall not

Barry Florescue
President
Florescue Family Corporation
May 22, 1995
Page 4

in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same, (iii) will not conduct any appraisal of any assets of the Company and (iv) may require that the Offering Materials contain appropriate disclaimers consistent with the foregoing.

  Section 5. Confidentiality. The Company agrees that any advice, written or oral, provided by D/R pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of a transaction of the type referred to in Section 1 of this Agreement and will not, except as required by law, be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other communication, whether written (including, without limitation, the Offering Materials) or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, D/R's prior consent, which consent shall not be unreasonably withheld.

  Further, in connection with this engagement of D/R,it is contemplated that the Company may supply to D/R certain non-public or proprietary information concerning the Company ("Confidential Information"). D/R shall use Confidential Information solely for the purposes of rendering services pursuant to and in accordance with this engagement and shall not, without the prior written consent of the Company, disclose any Confidential Information to any person, other than its officers, directors, employees and outside advisors with a need to know; provided, however, that the foregoing shall not apply to any information which becomes publicly available other than as a result of the breach of D/R's undertakings hereunder, or that which D/R is required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.

  Section 6. Conflicts. The Company acknowledges that D/R and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which D/R may acquire information of interest to the Company. D/R shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated transaction. No one other than the Company is authorized to rely upon the engagement of D/R hereunder or any statements, advice, opinions or conduct by D/R.

  Section 7. Exclusivity. The Company agrees that no other financial advisor is or will be authorized by it during the term of this Agreement to perform services on its behalf of the type which D/R is authorized to perform hereunder. No fee payable to any other financial advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to D/R.

  Section 8. Public Announcements. D/R shall have the right to place announcements and advertisements in financial and other newspapers and journals, at its own expense, describing its services in connection with the Financing, provided that D/R obtains the Company's prior written consent, which consent will not be unreasonably withheld.

  Section 9. Complete Agreement; Severability; Amendments; Assignment. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both D/R and the Company. This Agreement may not be assigned by either party without the prior written consent of the other party.



Barry Florescue
President
Florescue Family Corporation
May 22, 1995
Page 5

  This Agreement shall be binding upon and inure to the benefit of the Company, D/R, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns.

  Section 10. Governing Law; Forum. This Agreement will be governed by, and construed in accordance with, the laws of the state of Florida applicable to agreements made and to be performed entirely in such state. Each of the Company and D/R agree that any action or proceeding based hereon, or arising out of D/R's engagement hereunder, shall be brought and maintained exclusively in the courts of the state of Florida or in the United States District Court for the District of Florida. The Company and D/R each hereby irrevocably submit to the jurisdiction of the courts of the state of Florida and of the United States District Court for the District of Florida for the purpose of any such action or proceeding as set forth above and irrevocably agree to be bound by any judgment rendered thereby in connection with such action or proceeding. Each of the Company and D/R hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that any such action or proceeding has been brought in an inconvenient forum. The Company (for itself, anyone claiming through it or its name, and on behalf of its equity holders) and D/R each hereby irrevocably waive any right they may have to a trial by jury in respect to any claim based upon or arising out of this Agreement or the proposed Financing contemplated hereby.

  Please confirm that the foregoing correctly sets forth our agreement by signing and returning to D/R the enclosed original copy of this Agreement.



                                              Very truly yours,

                                              DABNEY/RESNICK, INC.


                                              By:  /s/ Richard Bloom
                                                  ----------------------------
                                                  Richard Bloom
                                                  Senior Vice President


Accepted as of the date
written above.

FLORESCUE FAMILY CORPORATION


By:  /s/ Barry Florescue
    -------------------------
    Barry Florescue
    President


Barry Florescue
President
Florescue Family Corporation
May 22, 1995
Page 6


Schedule I

This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement") dated May 22, 1995 by and between Florescue Family Corporation (the "Company") and
Dabney/Resnick, Inc. ("D/R").

This letter will confirm that the Company agrees to indemnify and hold harmless Dabney/Resnick, Inc., ("D/R") and its affiliates, the respective directors, officers, attorneys and other agents, stockholders and employees of D/R and its affiliates and each other person, if any, controlling D/R or any of its affiliates (D/R and each such person and entity being referred to as an "Indemnified Person"), to the full extent lawful, from and against any losses, claims, damages or liabilities or actions (including without limitation shareholder actions and actions arising from the use of information contained in the Offering Materials or omissions from such materials) relating to or arising out of this engagement or D/R's role in connection herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all fees and expenses (including without limitation counsel fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which result primarily from the fraud, willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from the fraud, willful misconduct or gross negligence of the Indemnified Person. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including without limitation any right to contribution. Except as required by law, the Company's agreement to indemnify D/R and other Indemnified Persons pursuant to this letter shall not be disclosed publicly or made available to third parties by either party hereto without the other party's prior written consent.

  If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant or a claim which such person reasonably believes will result in the commencement of any such action or proceeding, such Indemnified
Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the failure so to notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Agreement or with respect to any other action or proceeding except where the failure to so notify the Company results in a forfeiture of substantial rights by the Company. In case any such action or proceeding shall be brought against any Indemnified Person, the Company shall be entitled to participate in such action or proceeding with counsel of the Company's choice, or compromise or settle such action or proceeding, at its expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person); provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel provided, that the Company shall not be responsible for the payment of fees, costs and expenses of more than one firm of attorneys (in addition to local counsel) and shall pay such fees, costs and expenses at least quarterly, if (a) the use of counsel chosen by the Company to represent such


Barry Florescue
President
Florescue Family Corporation
May 22, 1995
Page 7



Indemnified Person would, in the judgment of the Indemnified Person, present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (c) the Company shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.


  In order to provide for the just and equitable contribution, if a claim for indemnification hereunder is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal), even though the express provisions hereof provide for indemnification in such case, then the Company and D/R shall contribute to the losses, claims, damages, judgments, liability or costs to which the Indemnified Person may be subject in accordance with the relative benefits received by, and the relative fault of, each in connection with the statements, acts or omissions which resulted in such losses, claims, damages, judgments, liabilities, or costs. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, D/R shall not be obligated to contribute to any amount hereunder that exceeds the amount of fees previously received by D/R for its services to the Company.

  These indemnification provisions shall (i) remain operative and in full force and effect regardless of any termination or completion of the engagement of D/R; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.